FORM 8–K  —  CURRENT REPORT

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2005

TEKNOWLEDGE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-14793	94-2760916
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 Embarcadero Road, Palo Alto, California 94303

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (650) 424-0500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Grant of Incentive Stock Options to Employees to Vest on December 31, 2005

Management had requested that the Board of Directors consider the increased work burden and risk that employees of the Company have absorbed over the past few months. The Board recognized that most incentive stock options granted previously to employees are vested, and with exercise prices considerably higher than the current market price. The Board acknowledged that the Company’s incentive stock options are one component of compensation that could help to retain and motivate employees, without increasing demands on the Company’s cash. The Board determined that options to purchase a total of 519,664 shares of Common Stock should be granted as a part of an employee retention program.

The retention program includes options to purchase 359,664 shares going to employees that are not executive officers. The Board determined that executive officers Dennis Bugbee, Vice President of Finance, Chief Financial Officer and Secretary and Benedict O´Mahoney, Vice President of Administration and Legal Affairs, should receive options to purchase 80,000 shares each. Neil Jacobstein, President and Chief Executive Officer, did not request stock options for himself as part of this package. The options were granted at the market price of the Company stock at close of business ($0.45 per share) on May 5, 2005, pursuant the Company’s standard form stock option agreements under its 1998 Stock Option Plan, and will become exercisable in full on December 31, 2005.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit
Number	Description
10.1	Form of Incentive Stock Option Agreement for Teknowledge Corporation's 1998 Stock Option Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teknowledge Corporation
(Registrant)

Date: May 11, 2005	by: /s/ Dennis A. Bugbee
Dennis A. Bugbee, Vice President Finance, Chief Financial Officer